Exhibit 21.1

MING SHING GROUP HOLDINGS LIMITED

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
MS (HK) Engineering Limited	Hong Kong
MS Engineering Co., Limited	Hong Kong
MS (HK) Construction Engineering Limited	British Virgin Islands